Exhibit 99.4

                                Video Clips About Company Operations and Financials from Media Relations Team

30-Second Snapshot Presentation Video About Company
See URL link:  http://www.youtube.com/watch?v=Bn_ME7Jn3Ik&feature=relmfu

Company Executive Summary Video (10 Minutes)
See URL link:   http://www.youtube.com/playlist?list=PL961CE9E5C7F387DC

Company CEO Interview with Good Morning Today Radio Show
See URL link:   http://www.youtube.com/watch?v=_ghf9DPFbVQ

Company Updates from CEO - 2012 Recap/ 2013 Forecast
See URL link:   http://www.youtube.com/watch?v=6f1bjGyFncU